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                                                                  Exhibit 21.1

                      Subsidiaries of the Registrant

               Name                                Jurisdiction
               ----                                ------------

     Applica Corporation                           Delaware

     Benedict Acquisition Corp.                    Delaware

     Breakaway Capital I LLC                       Delaware

     Breakaway Capital Inc.                        Delaware

     Breakaway Securities Corporation              Massachusetts

     Breakaway Solutions Ltd.                      England

     Celtic Acquisition Corp.                      Pennsylvania

     DataCyr Corporation                           Delaware

     Donald Acquisition Corp.                      Delaware

     Eggrock Partners, Inc.                        Delaware

     Web Yes, Inc.                                 Massachusetts

     WPL Laboratories                              Pennsylvania